Exhibit 99.1

[First Federal Bancshares of Arkansas, Inc. Logo]           FOR
                                                      IMMEDIATE
                                                        RELEASE

1401 Highway 62/65 North         FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                Larry J. Brandt/CEO
Harrison, AR  72602                          Tommy Richardson/COO
                                             Sherri Billings/CFO
                                             870.741.7641



           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - May 4, 2007 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $159,000 or $0.03 basic and diluted earnings per share during the first quarter of 2007 compared to net income of $1,985,000 or $0.39 basic earnings per share and $0.38 diluted earnings per share during the first quarter of 2006. Book value or stockholders' equity per share, at March 31, 2007, was $15.25.

Larry J. Brandt, Chief Executive Officer for the Corporation said, "The decrease in our net income for the first quarter of 2007 was directly related to an increase in our loan loss provision of $1.7 million. This increase was primarily due to one large subdivision in Lowell, Arkansas. The oversupply of houses and building lots in northwest Arkansas was a key factor impacting the non-performance of this subdivision loan. In addition, the compression of the net interest margin due to the flat yield curve and competitive pressures, combined with an increase in our nonaccrual loans, all had a negative impact on our profits during our first quarter. Fortunately, we have strong capital with a strong management team in place to meet these challenges. As evidence of our strong capital base, we continued to enhance shareholder value by increasing our cash dividend to $0.16 per share during the first quarter of 2007, a 7% increase compared to $0.15 per share for the previous quarter."

Total assets at March 31, 2007 amounted to $834.8 million, total liabilities were $760.5 million and stockholders' equity totaled $74.3 million or 8.9% of total assets. This compares with total assets of $852.5 million, total liabilities of $776.9 million and stockholders' equity of $75.6 million or 8.9% of total assets at December 31, 2006. At March 31, 2007 compared to December 31, 2006, cash and cash equivalents increased $4.9 million or 13.8%, investment securities held to maturity increased $2.0 million or 3.3%, and net loans receivable decreased $22.9 million or 3.3%. The $16.4 million or 2.1% decrease in total liabilities was primarily due to a decrease of $17.8 million or 14.8% in Federal Home Loan Bank advances. The proceeds from loan repayments were used to pay off maturing advances. Stockholders' equity decreased by $1.3 million during the three month period ended March 31, 2007, primarily due to the purchase of 55,526 shares of treasury stock totaling $1.4 million in connection with the Corporation's stock repurchase program.

Nonperforming assets amounted to $24.3 million or 2.91% of total assets at March 31, 2007, compared to $23.5 million or 2.76% of
total assets at December 31, 2006.   At March 31, 2007,
nonperforming assets consisted primarily of $19.8 million of nonaccrual loans. The allowance for loan losses amounted to $4.3 million at March 31, 2007 or 0.60% of total loans and $2.6 million or 0.35% of total loans at December 31, 2006.

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Net interest income, the primary component of net income,
decreased from $6.9 million for the three months ended March 31, 2006 to $6.1 million for the comparable period in 2007. Net interest margin for the three months ended March 31, 2007 was 3.19% compared to 3.43% for the three months ended
March 31, 2006.

Noninterest income decreased $455,000 or 19.6% to $1.9 million for the three month period ended March 31, 2007 compared to $2.3 million for the three months ended March 31, 2006. Such decrease was primarily due to gains on sales of two properties of approximately $528,000 in the first quarter of 2006. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $48,000 or 0.8% between the 2006 and 2007 three month periods ended March 31. Such increase was primarily due to an increase in real estate owned expenses, which was attributable to the increase in the number of properties as well as losses related to valuation provisions and disposition of real estate owned. Such increase was offset by a decrease in salaries and employee benefits due to the Company's Employee Stock Ownership Plan ("ESOP") becoming fully allocated as of March 31, 2006. Such decrease in ESOP expense of $508,000 was partially offset by an increase in salaries and an increase in 401k expense related to employer matching contributions.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.


                  Financial Tables Attached























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                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (In thousands of dollars)
                               (Unaudited)


                                                  March 31,  December 31,
ASSETS                                              2007         2006
                                                  --------   -----------
Cash and cash equivalents                        $ 40,400     $ 35,518
Investment securities held to maturity             62,734       60,746
Federal Home Loan Bank stock                        5,872        7,089
Loans receivable, net of allowances               670,146      693,095
Accrued interest receivable                        10,285        9,999
Real estate acquired in settlement of loans, net    2,876        3,858
Office properties and equipment, net               20,677       20,384
Cash surrender value of life insurance             19,585       19,396
Prepaid expenses and other assets                   2,197        2,390
                                                  -------      -------
  TOTAL ASSETS                                   $834,772     $852,475
                                                  =======      =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                         $654,393     $652,265
Federal Home Loan Bank advances                   102,554      120,305
Advance payments by borrowers for
  taxes and insurance                                 868          666
Other liabilities                                   2,674        3,666
                                                  -------      -------
  Total liabilities                               769,489      776,902


TOTAL STOCKHOLDERS' EQUITY                         74,283       75,573
                                                  -------      -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                         $834,772     $852,475
                                                  =======      =======






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               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND RELATED SELECTED OPERATING DATA
          (In thousands of dollars, except earnings per share)
                               (Unaudited)

                                      Three Months Ended March 31,
                                      ----------------------------
                                           2007         2006
                                      ----------       -----------

  Interest income                       $ 13,227    $  13,091
  Interest expense                         7,108        6,188
                                          ------       ------
  Net interest income                      6,119        6,903
  Provision for loan losses                1,961          285
                                          ------       ------
  Net interest income after
    provision for loan losses              4,158        6,618
  Noninterest income                       1,862        2,317
  Noninterest expenses                     6,070        6,022
                                          ------       ------
  Income (loss) before income taxes          (50)       2,913
  Income tax provision (benefit)            (209)         928
                                          ------       ------
  Net income                            $    159    $   1,985
                                          ======       ======

  Earnings Per Share:
    Basic                               $   0.03    $    0.39
                                          ======       ======
    Diluted                             $   0.03    $    0.38
                                          ======       ======


  Selected Operating Data (Quarter Annualized):
  --------------------------------------------
  Interest rate spread                      3.11%        3.34%
  Net interest margin                       3.19%        3.43%
  Return on average assets                  0.08%        0.92%
  Noninterest expenses to average assets    2.91%        2.79%
  Return on average equity                  0.84%       10.19%












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